Exhibit 10.3

SHELL MIDSTREAM PARTNERS

AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

DATED AS OF MAY 12, 2015

SHELL MIDSTREAM PARTNERS, L.P

as the Borrower

AND

SHELL TREASURY CENTER (WEST) INC.

as the Lender

THIS SHELL MIDSTREAM PARTNERS AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT is dated as of May 12, 2015 and made between:

(1)	SHELL MIDSTREAM PARTNERS, L.P (the “Borrower”); and

(2)	SHELL TREASURY CENTER (WEST) INC. (the “Lender”).

WHEREAS:

A.	The Lender and the Borrower entered into a Working Capital Facility Agreement dated as of October 31, 2014 (the “Original Agreement”) pursuant to which the Lender agreed to make available to the Borrower a short term working capital facility for an amount not exceeding Three Hundred Million United States Dollars (USD $300,000,000); and

B.	The Lender and the Borrower desire to amend and restate the Original Agreement to increase the amount of the short term working capital facility to an amount not exceeding Four Hundred Million United States Dollars (USD $400,000,000) and to increase the utilization period from “six months” to “364 days” for any drawdown within the Availability Period.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this amended and restated working capital credit facility agreement:

“Affiliate” means, for any entity, any entity which it directly or indirectly controls, is controlled by, or is under common control with it. For this purpose “control” means the direct or indirect ownership of in aggregate fifty percent (50%) or more of the voting rights in an entity; provided that the Borrower shall not be deemed to be an Affiliate of the Lender and vice versa.

“Agreement” means this Amended and Restated Working Capital Facility Agreement between the Lender and the Borrower.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including October 31, 2014, to and including the date falling one (1) Business Day before the Repayment Date.

“Available Facility” means the Commitment minus:

(a)	the amount of any outstanding Loans under the Facility; and

(b)	the amount of any proposed Loans for which a Utilisation Request has been delivered in accordance with Clause 5.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York and either of London or Rio de Janeiro, Brazil.

“Closing Date” means the date of this Agreement.

“Commitment” means four hundred million United States Dollars (USD $400,000,000), to the extent not cancelled or reduced by the Lender under this Agreement.

“Commitment Fee” has the meaning set forth in Clause 6(c).

“Commitment Fee Rate” means 19 basis points (.19%) per annum.

“Default” means an Event of Default or any event or circumstance specified in Clause 16 which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Agreement or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by this Agreement to be carried out) which disruption is not caused by, and is beyond the control of, either of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing either Party:

(i)	from performing its payment obligations under this Agreement; or

(ii)	from communicating with other Parties in accordance with the terms of this Agreement,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Event of Default” means any event or circumstance specified as such in Clause 16.

“Facility” means the short term working capital facility made available under this Agreement as described in Clause 2.

“Facility Repayment Date” means October 31, 2019.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the United States of America, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; or

(g)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (f) above.

“Fee Payment Date” means the twenty-fifth (25th) day of April, July, October and January in each year or, if that is not a Business Day, the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not) and the Facility Repayment Date.

“Group Company” means and includes Royal Dutch Shell plc and any entity (other than the Lender) which Royal Dutch Shell plc from time to time directly or indirectly controls. For this purpose:

(a)	an entity directly controls another entity if it owns more than fifty per cent (50%) of the voting rights of the other entity; and

(b)	an entity indirectly controls another entity if a series of entities can be specified beginning with the first entity and ending with the other entity, so related that each entity of the series (except the ultimate controlling entity) is directly controlled by one or more of the entities earlier in the series.

“Interest Payment Date” means, in relation to each Loan and subject to Clause 20.3, any Prepayment Date and the Repayment Date.

“Interest Period” means, in respect of each Loan, the period commencing from the Utilisation Date of that Loan and ending on the Loan Repayment Date for that Loan.

“Issuance Fee” shall have the meaning set forth in Clause 6(b).

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for US Dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded to four (4) decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the London interbank market, as at 11 a.m. on the Quotation Day for the offering of deposits in US Dollars for a three (3) month period.

“Loan” means each loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Loan Repayment Date” means the date a Loan is scheduled to be repaid, as confirmed pursuant to Clause 5.3(c) of this Agreement, which shall in no event be later than the earlier of (i) the date falling 364 days from the relevant Utilisation Date and (ii) the Facility Repayment Date.

“Material Adverse Effect” means a material adverse effect on the ability of the Borrower to perform its payment obligations under this Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

“Party” means a party to this Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the day which is two (2) Business Days before the first day of that period.

“Reference Banks” means the principal London offices of HSBC plc, Citibank N.A. and BNP Paribas or such other banks as may be appointed by the Lender in consultation with the Borrower.

“Representations” means each representation made by the Borrower in Clause 14.

“Screen Rate” means the ICE Benchmark Administration’s London interbank offered rate for US Dollars for three months, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under this Agreement.

“Utilisation” means a utilisation of all or part of the Commitment under this Agreement.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Fee” has the meaning set forth in Clause 6(d).

“Utilisation Fee Rate” means LIBOR plus 126 basis points (LIBOR + 1.26%) per annum.

“Utilisation Request” means a notice from the Borrower requesting a drawdown under the Facility in the form attached to Schedule 1.

“Shell Midstream Partners, L.P” means Shell Midstream Partners, L.P registered in Delaware with registered company number 46-5223743 and registered address at The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, USA.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	any other agreement or instrument is a reference to that other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	a “person” includes any individual, firm, company, limited liability company or LLC, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(v)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vi)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time, unless otherwise specified.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a US Dollar working capital facility in an aggregate amount equal to the Commitment.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under this Agreement for its working capital purposes.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

Conditions precedent

The Lender will only be obliged to comply with Clause 2 if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Representations to be made by the Borrower are true in all material respects.

5.	UTILISATION

5.1	Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later two (2) Business Days prior to the proposed Utilisation Date and Lender shall make the Loan available in immediately available funds by close of business (New York City time) on the Utilisation Date.

5.2	Change or Cancellation of a Utilisation Request

A Utilisation Request shall be irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the amount of the proposed Loan must be an amount which is not more than the Available Facility; and

(c)	it specifies the account and bank to which the proceeds of the utilisation are to be credited.

5.3	Confirmation of Terms

Promptly upon receipt of a duly completed Utilisation Request, and in no event later than two (2) Business Days after receipt of such Utilisation Request, the Lender shall make available to the Borrower, electronically or otherwise, the following information

(a)	the amount of the Loan in US Dollars;

(b)	the rate of interest to be charged with respect to the Loan, as calculated under Section 8.1 of this Agreement; and

(c)	the Loan Repayment Date.

6.	REPAYMENT AND FEES

(a)	Each Loan will be repaid in full together with any accrued and unpaid interest thereon by the Borrower on the relevant Loan Repayment Date, net of any previous prepayments made in accordance with this Agreement. All Loans, together with accrued and unpaid interest thereon, outstanding as of the Facility Repayment Date shall immediately become due and payable to Lender on the Facility Repayment Date.

(b)	On the Closing Date or within five (5) Business Days of the date of the Original Agreement, Borrower shall pay to Lender an issuance fee (the “Issuance Fee”) of five-hundred and ten thousand US dollars ($510,000). In addition, within five (5) Business Days of the date of the Agreement, Borrower shall pay to Lender an issuance fee relating to the additional commitment amount of one hundred seventy thousand US dollars ($170,000).

(c)	Borrower shall pay Lender a commitment fee (the “Commitment Fee”) for the period from and including the Closing Date to the Facility Repayment Date, computed at the Commitment Fee Rate on the average daily amount of the Available Facility during the period for which payment is made. The Commitment Fee shall be payable quarterly in arrears on each Fee Payment Date, commencing on the first of such dates to occur after the Closing Date.

(d)	With respect to each Loan, Borrower shall pay Lender a utilisation fee (the “Utilisation Fee”) on the average daily principal amount of the Loan, computed at the Utilisation Fee Rate; provided, however, that if any portion of the Loan remains outstanding after the relevant Loan Repayment Date, Borrower shall continue to pay the Utilisation Fee with respect to such unpaid portion of the Loan. In any quarter in which a Utilisation is outstanding, the Utilisation Fee shall be payable quarterly in arrears on each Fee Payment Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If at any time prior to the Repayment Date, it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	the Commitment will be immediately cancelled; and

(c)	the Borrower shall prepay the Loan in full, together with all accrued interest and fees payable hereunder, on the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of Loans

The Borrower may prepay the whole or any part of any Loan by giving at least two (2) Business Days’ written notice to the Lender.

7.3	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

(c)	Any amounts repaid by the Borrower under this Agreement may be re-borrowed.

(d)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period shall be the 3 month LIBOR as of the Quotation Day relating to such Interest Period.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the Repayment Date and any prepayment date.

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods. Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

.9.	CHANGES TO THE CALCULATION OF INTEREST

9.1	Absence of quotations

Subject to Clause 9.2, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11 a.m. on the Quotation Day, the 3 month LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

9.2	Market disruption

(a)	In this Agreement “Market Disruption Event” means at or about noon on the Quotation Day for the relevant Interest Period if the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine 3 month LIBOR for US Dollars.

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Loan, to be that which expresses the latest Screen Rate available before 11 a.m. on the Quotation Day for the offering of deposits in US Dollars for a three (3) month period.

10.	INCREASED COSTS

10.1	Increased costs

(a)	Subject to Clause 10.2 the Borrower shall, within three (3) Business Days of a demand by the Lender, pay the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any applicable law or regulation or (ii) compliance with any applicable law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	an additional or increased cost; or

(ii)	a reduction of any amount due and payable under this Agreement,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under this Agreement.

10.2	Exceptions

Clause 10.1 does not apply to the extent any Increased Cost is attributable to the wilful breach by the Lender or its Affiliates of any law or regulation or to the transfer, assignment or subparticipation of this Facility in accordance with Clause 18.

11.	TAX GROSS-UP AND INDEMNITY

11.1	No deduction

All payments by the Borrower under this Agreement shall be made without any deduction and free and clear of and without deduction for or on account of any Taxes, except to the extent that the Borrower is required by law to make payment subject to any Taxes.

11.2	Indemnity

(a)	If any relevant Tax or amounts in respect of relevant Tax must be deducted from any amounts payable or paid by the Borrower to the Lender under this Agreement, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives on the due date a net amount equal to the full amount which it would have received had the payment not been made subject to the relevant Tax.

(b)

Borrower’s obligation to pay additional amounts pursuant to Clause 11.2(a) shall not apply to the extent that such additional amounts are the result of, with respect to the Lender, (i) income or franchise Taxes imposed on (or measured

by) its net income by the United States of America, or by any laws of the jurisdiction in which the Lender is located, (ii) any branch profits Taxes imposed by the United States of America, (iii) any United States federal withholding Tax payable as a result of the Lender’s failure to comply with Clause 11.3, or (iv) due to the transfer, assignment or subparticipation of this Facility in accordance with Clause 18.

11.3	Exemptions

If the Lender is entitled to an exemption from or reduction of withholding tax under any law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, it shall deliver to the Borrower, prior to the first Utilisation and at such other time(s) prescribed by law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by law as will permit such payments to be made without withholding or at a reduced rate.

12.	MITIGATION BY THE LENDER

12.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 or 10 including (but not limited to) transferring its rights and obligations under this Agreement to another Affiliate.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under this Agreement.

12.2	Limitation of liability

(a)	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 12.1.

(b)	The Lender is not obliged to take any steps under Clause 12.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

13.	COSTS AND EXPENSES

The Borrower shall, within fifteen (15) Business Days of demand, pay to the Lender the amount of all loss, liability, costs and expenses (including legal fees) incurred by the Lender in connection with:

(a)	the occurrence of any Event of Default; or

(b)	the enforcement of, or the preservation of any rights under, this Agreement.

14.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 14 to the Lender on the date of this Agreement.

14.1	Due Incorporation

The Borrower:

(a)	is a duly incorporated limited liability company validly existing under the law of its jurisdiction of incorporation; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

14.2	Binding obligations

The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

14.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its subsidiaries or any of its assets.

14.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement.

14.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement to which it is a party; and

(b)	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

14.6	Deduction of Tax

Subject to receipt by the Borrower from the Lender of the documents referred to in Clause 11.3, it is not required to make any deduction for or on account of tax from any payment it may make under this Agreement.

14.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the this Agreement or the transactions contemplated by this Agreement.

14.8	No Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding, which constitutes a default under any other agreement or instrument which is binding on it or any of its subsidiaries or to which its (or any of its subsidiaries’) assets are subject which might reasonably be expected to have a Material Adverse Effect.

14.9	Pari passu ranking

Its payment obligations under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally. In the event that a lender is permitted to and receives Security under the terms of any other Financial Indebtedness of the Borrower, the Lender shall be secured hereunder on substantially similar terms.

14.10	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its subsidiaries.

14.11	Authorisations

Under the laws of Delaware all authorisations required on its part in the United States of America with its entry into, performance and validity and enforceability of this Agreement have been obtained or effected (as appropriate) and are in full force and effect.

14.12	No Misleading Information

(a)	Any factual information provided by the Borrower to the Lender in connection with this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred or been omitted from the information provided to the Lender in connection with this Agreement and no information has been given or withheld that results in the information provided being untrue or misleading in any material respect.

14.13	Compliance with Law

The Borrower has complied in all respects with all laws to which it may be subject, if failure to comply would materially impair its ability to perform its obligations under this Agreement.

14.14	Repetition

The Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

15.	GENERAL COVENANTS

The undertakings in this Clause 15 remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement.

15.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

15.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

15.3	Negative pledge

The Borrower shall not create or permit to subsist any Security over any of its assets other than such Security as agreed between the Lender and the Borrower.

15.4	Pari Passu Ranking

The Borrower shall procure that its payment obligations under this Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by laws of general application.

15.5	No additional indebtedness

The borrower shall not incur additional indebtedness either through loans, issuing bonds, notes, debentures, loan stock or any similar instrument, except for:

a)	Bank loans or Group company loans up to USD 600,000,000.

without the express written consent of the Lender.

16.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 16 is an Event of Default.

16.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to this Agreement at the place in which it is required to be paid unless its failure to pay is caused by:

(a)	an administrative or technical error; or

(b)	a Disruption Event,

and repayment is made within two (2) Business Days of its due date.

16.2	Breach of Covenant

If there is a material breach of any of the covenants in Clause 15, which if capable of remedy, is not remedied within ten (10) Business Days of receipt of written notice from the Lender, requiring such breach to be remedied.

16.3	Misrepresentation

Any representation or statement made or deemed to have been made by the Borrower in this Agreement or any other document delivered by or on behalf of the Borrower under or in connection with this Agreement is or proves to have been materially incorrect or misleading when made or deemed to have been made.

16.4	Cross default

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this clause 16.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 16.4(a) to 16.4(d) above is less than one hundred million US Dollars (USD 100,000,000) (or its equivalent in any other currency or currencies).

16.5	Insolvency

(a)	The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(b)	A moratorium is declared in respect of any Financial Indebtedness of the Borrower.

16.6	Insolvency proceedings

Any corporate action, legal proceeding, filing or other procedure or step is taken in relation to:

(a)	the suspension (provisional or otherwise) of payments, a moratorium of any Financial Indebtedness, the bankruptcy, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any of its assets;

(b)	the making of a general assignment for the benefit of its creditors;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, trustee in bankruptcy, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(d)	enforcement of any Security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

16.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution either before judgment or under an execution, affecting any asset or assets of the Borrower having a book value of ten million US Dollars (USD $10,000,000) or more, excluding any such action which is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

16.8	Unlawfulness and Invalidity

(a)	It is or becomes unlawful for the Borrower to perform any of its material obligations under this Agreement.

(b)	Any obligation(s) of the Borrower under this Agreement is not or ceases to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under this Agreement.

(c)	This Agreement ceases to be in full force and effect or is alleged by either party to be ineffective.

16.9	Repudiation

The Borrower repudiates this Agreement or evidences an intention to repudiate this Agreement.

16.10	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may by notice to the Borrower:

(a)	cancel the Commitment whereupon it shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable.

17.	TERMINATION EVENT

In the event the Group Companies dispose of their aggregate shareholding in the Borrower (whether held directly or indirectly), the Lender shall have the right to terminate the Facility by giving the Borrower forty-five (45) days’ prior written notice requiring repayment of all outstanding amounts by the end of that forty-five day period or as otherwise agreed between the Borrower and the Lender.

18.	CHANGES TO THE LENDER

The Lender may transfer, assign or sub-participate all or any part of its commitments under the Facility to a Group Company with the Borrower’s prior written consent, such consent not to be unreasonably withheld or delayed.

19.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Agreement.

20.	PAYMENT MECHANICS

20.1	Payments to the Lender

(a)	On each date on which the Borrower is required to make a payment under this Agreement, the Borrower shall make the same available to the Lender (unless a contrary indication appears in this Agreement) for value on the due date at the time as specified by the Lender as being customary at the time for settlement of transactions in the place of payment.

(b)	Payment shall be made in US Dollars to such account with such bank as the Lender specifies.

20.2	No set-off by the Borrower

All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

20.3	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest shall be payable on the principal or Unpaid Sum at the rate payable on the original due date.

20.4	Currency of account

US Dollars are the currency of account and payment for any sum due from the Borrower under this Agreement.

21.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under this Agreement against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

22.	NOTICES

22.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.

22.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of the Lender, that identified with its name below, with the FACILITY UTILISATION REQUEST also being sent electronically to the following email addresses:

i.	gxsifstodealingroommailbox@SHELL.com;

ii.	gxsiftoexternalmarketsteam@SHELL.com;

or any substitute address or department or officer as the Party may notify to the other Party with not less than five (5) Business Days’ notice.

22.3	Delivery

Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 22.2, if addressed to that department or officer.

22.4	English language

Any communication or document to be made or delivered under or in connection with this Agreement must be in English.

23.	CALCULATIONS AND CERTIFICATES

23.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

23.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Day count convention

Any interest, commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

24.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

26.	AMENDMENTS

No variation or amendment of this Agreement or the obligations of the Borrower hereunder shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

27.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

28.	GOVERNING LAW

This Agreement shall be governed by the laws of the state of New York.

29.	EFFECTIVE DATE

This Agreement shall come into effect on the date hereof upon which the Original Agreement shall be superseded.

(Signature Page Follows)

This Agreement has been entered into as of the date stated at the beginning of this Agreement.

Signed by

SHELL MIDSTREAM PARTNERS, L.P
C/O Shell Midstream Partners GP LLC
910 Louisiana Street
Houston, Texas 77002
Facsimile: 832 337 3525
Attention: Treasurer

By:	SHELL MIDSTREAM PARTNERS GP LLC
Its General partner

By:	/s/ Susan M. Ward

Name:	Susan M. Ward
Title:	Vice President and Chief Financial Officer

Signed by

SHELL TREASURY CENTER (WEST) INC.
Facsimile: 832-337-0025
Attention: Treasurer

By:	/s/ Eric Moses

Name:	Eric Moses
Title:	Treasurer

Signature Page to Working Capital Facility Agreement

SCHEDULE 1

Notice

Utilisation Request

From: SHELL MIDSTREAM PARTNERS, L.P

To: Shell Treasury Center (West) Inc

Dated:

Dear Sirs

SHELL MIDSTREAM PARTNERS AMENDED AND RESTATED WORKING CAPITAL

FACILITY AGREEMENT

DATED AS OF May 12, 2015

(the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ]	(or, if that is not a Business Day, the next
Business Day)

Amount:	[ ]

Proposed Loan Repayment Date:		[ ]

3.	We confirm that each condition specified in Clause 4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Sincerely,

Authorised signatory for
SHELL MIDSTREAM PARTNERS, L.P

SCHEDULE 1